Exhibit 10.1

Amendment to Employment Agreement

This Amendment to Employment Agreement (“Amendment”) is effective as of September 13, 2019 between Equity Partners HG LLC f/k/a Equity Partners CRB, LLC (“Company”) and Kenneth Mann (“Executive”).

Company and Executive are party to an Employment Agreement dated March 10, 2011 (the “Agreement”). Company and Executive desire for Executive’s employment to end on December 31, 2019, and desire to memorialize the terms of Executive’s resignation.

Intending to be legally bound, the parties agree as follows:

1.	Employment.

1.1.	Duration. The Agreement and Executive’s employment by Company shall continue until Company’s normal close of business on December 31, 2019 (the “Resignation Time”).

1.2.	Compensation.

1.2.1.

Amounts.  Subject to Executive’s compliance with the terms of the Agreement and this Amendment, Executive’s current salary, potential bonus, and benefits shall continue until the Resignation Time.  For clarity: (i) Executive’s current annual base salary is $375,000, and (ii) Executive is entitled to a bonus in an amount equal to $50,000 paid in regular payroll, consistently with past Company practice (the “Executive Bonus”).  This bonus will continue to be paid in regular payroll, and is deemed earned upon payment.  In addition, the personnel of Company (including Executive) collectively are entitled to share an aggregate bonus equal to the sum of: (i) 50% of Company’s 2019 net operating income (if any) calculated by Heritage Global Inc. (“Parent”) consistently with past Company practice (“NOI”), plus (ii) $25,000 (the “Aggregate Personnel Bonus”). To confirm, Company may withhold from payments to Executive under this Amendment any amounts required to be withheld by applicable law, in accordance with Section 6 of the Agreement.

1.2.2.

Payment.  No later than March 15, 2020, Company shall pay to Executive the balance of any Executive Bonus that becomes due.  No later than March 15, 2020, Company shall pay any Aggregate Personnel Bonus that becomes due to such Company personnel and in such proportions as Executive shall specify to Company prior to the Resignation Time.

1.3.	Resignation. At the Resignation Time, the Agreement shall automatically terminate and Executive shall be deemed to have resigned from employment with Company as of the Resignation Time.

1.4.	Accrued Vacation. In exchange for the consideration provided by Company herein, Executive hereby waives any right to receive payment for any accrued but unused vacation upon termination of employment.

1.5.	Termination and Survival.

1.5.1.	Termination.

1.5.1.1.	Executive retains his right to terminate employment for Good Reason prior to the Termination Date.

1.5.1.2.	Company retains its right to terminate employment for Cause prior to the Termination Date.

1.5.1.3.

For the avoidance of doubt, it shall be a breach of the Agreement and this Amendment for Executive to terminate his employment without Good Reason or for Company to terminate Executive’s employment without Cause.  For clarity, Executive agrees that he may not request and is not entitled to receive any severance payment specified in the last sentence of Section 4(b) of the Agreement.  A material breach of this Amendment by any party shall also be deemed a breach of the Agreement.

1.5.2.

Survival. The terms of this Amendment shall survive and remain enforceable notwithstanding any termination of Executive’s employment prior to the Resignation Time.  At the Resignation Time, the Agreement and this Amendment shall terminate and be of no further force or effect, except to the extent breached prior to the Resignation Time, and provided that the following provisions shall survive such termination and remain enforceable following the Resignation Time (collectively, the “Surviving Provisions”):

1.5.2.1.	Section 4(a) of the Agreement, with respect to the Proprietary Information of Parent (defined below) and its Affiliates (other than Company), and
1.5.2.2.	Section 4(b) and 4(c) of the Agreement,; however, subject to the superior terms of Section 3.3 below, and
1.5.2.3.	Sections 4(e), 4(f), 4(h), and 5, with respect to Parent and its Affiliates (other than Company), and
1.5.2.4.	Sections 1.2.2, 1.4, 1.5.2, and 2 through 5 of this Amendment,

For clarity, the Affiliates of Parent include Heritage Global Capital LLC.  Parent, Heritage Global LLC (the “Sole Member”) and Company shall be entitled to enforce such Sections against Executive.

2.	Stock and Options.

2.1.	Stock. Equity Partners, Inc. of Maryland (“Executive’s Entity”), an entity owned by Executive, holds or held 81,967 shares of common stock of Parent (the “Shares”). For clarity, this Amendment does not affect Executive’s or Executive’s Entity’s ownership of the Shares.

2.2.

Options.  Subject to Company’s compliance with the terms of the Agreement and this Amendment, at the Resignation Time Executive shall: (i) surrender to Parent each option (whether or not vested) to acquire common stock of Parent received by Executive pursuant to the Agreement and the option to acquire 300,000 shares of Parent granted to Executive on December 9, 2016, and (ii) cause Executive’s Entity to surrender to Parent each option (whether or not vested) to acquire common stock of Parent received by Executive’s Entity in connection with that certain Asset Purchase Agreement among Company, Executive, Executive’s Entity and others dated June 23, 2011.  Each such option shall automatically terminate and be null and void ab initio as of the Resignation Time.  Executive represents and warrants than neither he nor Executive’s Entity have exercised any such option.  Executive shall not, and shall cause Executive’s Entity not to, exercise any such option.

3.	Transfer of Assets.

3.1.

Transfer.  Subject to Executive’s compliance with the terms of the Agreement and this Amendment, effective as of 12:01 a.m. Pacific time on January 1, 2020 (the “Effective Time”): (i) Company shall transfer to Executive or an entity designated by Executive (in either case, “Buyer”), and Executive shall cause Buyer to accept, all of the assets of Company listed on Exhibit A hereto and no others (the “Assets”), free and clear of all liens; and (ii) Executive may choose, in his sole discretion, to accept assignment from the Company of any of the liabilities and obligations of the Company listed on Exhibit B hereto and no others (the “Potentially Assumed Liabilities”) by providing written notice to the Company on or by 5:00 p.m. on November 29, 2019 of those liabilities and obligations of the Company to be assumed by Executive.  For clarity, the Surviving Provisions shall continue in full force and effect after the Effective Time.

3.2.	Representations and Warranties and Indemnification.

3.2.1.

Company.  The Company represents and warranties that it is conveying the Assets to Buyer free and clear of any liens or encumbrances. The Assumed Liabilities are being conveyed to Buyer without any representations or warranties, and no representation or warranty is made with respect to the business of Company the Assumed Liabilities, or otherwise.  PARENT, SOLE MEMBER, AND COMPANY HEREBY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3.2.2.	Indemnification.

3.2.2.1.	By Company. Company shall indemnify, defend and hold Executive and Buyer (if Executive is not the Buyer) harmless from and against all losses,

damages, liabilities, deficiencies, claims, suits, actions, demands, investigations, proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Executive and Buyer (if Executive is not the Buyer) to the extent based upon, arising out of, with respect to or by reason of: (i) any breach of Company’s obligations under this Amendment; (ii) except for any matter that is the subject of an indemnification obligation by Executive pursuant to Section 3.2.2.2 of this Amendment, any liability or obligation of Company other than the Assumed Liabilities.

3.2.2.2.

By Executive.  Executive shall indemnify, defend and hold harmless Parent and its Affiliates (including Sole Member and Company) and their respective managers, directors, officers, employees, professional advisors, and other agents from and against all Losses incurred or sustained by, or imposed upon, any of the foregoing to the extent based upon, arising out of, with respect to or by reason of: (i) any breach of Executive’s or Buyer’s (if Executive is not the Buyer) obligations under this Amendment, (ii) the Assumed Liabilities or (iii) third party claims resulting from grossly negligent or willful or reckless acts or omissions of Executive in connection with his employment with Company.

3.3.

Termination of Restrictions.  Subject to Executive’s compliance with the terms of the Agreement and this Amendment, effective at the Effective Time all employee non-solicit provisions contained in the Agreement, any employment agreements entered into between Company and any current employee of Company (if any), and any Company employee policy manual that restrict the ability of Executive or any employee of Company to solicit or employ personnel of Company shall terminate with respect to Executive and the employees of Company.  Subject to their compliance with any applicable confidentiality obligation, effective immediately upon execution of this Amendment, Executive and all employees of Company may engage in discussions with potential employers individually or collectively regarding employment beginning no sooner than the Effective Time.  For clarity, Company acknowledges that the Executive is not bound by any non-compete agreement with the Company, nor are any current employees of the Company.

4.	Division of Revenue.

4.1.

Cash and Cash Equivalents.  Except for the Assets (Exhibit A), Company shall retain all of its assets and rights, including: (i) all cash and cash equivalents held by Company, including funds in any trust account, and (ii) all equity interests in Boxlight Corporation held by Company.

4.2.

Completed Engagements.   Following the Effective Time, Executive shall and shall cause Buyer to, promptly pay to Company all revenue received directly or indirectly at any time by Executive, Buyer or any third party acting on behalf of, in concert with, at the direction of, or with the express or implicit consent of Executive or Buyer (collectively, “Received”), with respect to each Engagement (defined below) for which a fee, retainer, or other compensation or expense reimbursement or consideration of any nature becomes due prior to the Effective Time or that is related to any Engagement that is closed or completed prior to the Effective Time.  For purposes of this Amendment, “Engagement” shall mean each arrangement by which Company is retained to identify or attract equity or other investors or lenders; sell, liquidate, or otherwise dispose of equity interests, assets or business operations; recapitalize or restructure a business or operations or financial obligations; or otherwise provide similar or related services or services commonly known as business brokerage, investment banking, or broker-dealer services.

4.3.

Pending Engagements.  Following the Effective Time, Executive shall and shall cause Buyer to, promptly pay to Company a percentage of all revenue Received with respect to each Engagement for which Company has been engaged or retained as of the Effective time but that is closed or completed following the Effective Time, determined by multiplying such revenue by the percentage of the Engagement completed prior to the Effective Time, as determined in good faith by Executive and a representative of Sole Member on or before December 31, 2019.

4.4.

Exclusion.  Notwithstanding any other term or provision of this Amendment, Executive may provide his personal services to [G2] and retain all amounts paid to Executive by [G2] for his personal services; provided that Executive does not use any property or personnel of Company in connection with his services to [G2], with the exceptions of  Company owned laptop used by Executive, and any buyer databases used by Company so long as such use does not create a cost or liability for Company or Parent.  In providing services to [G2], Executive may use any independent contractors currently used by Company.

4.5.

Efforts.  Prior to the Effective Time, Executive shall use commercially reasonable, good faith efforts, consistent with past practice, to obtain additional Engagements for Company and accelerate the closing or completion of pending Engagements.  Following the Effective Time, Executive shall and shall cause Buyer to use commercially reasonable, good faith efforts, consistent with past practice, to collect all amounts due with respect to each Engagement.

4.6.

Audit Rights.  Executive shall and shall cause Buyer to maintain accurate and complete records to document the accurate calculation and payment of all amounts due to Company under this Section 4. On three business days’ notice within one year after payment of the final amount due under this Section 4, Company or its representatives may at Company’s expense audit and copy from Executive and Buyer such books, records, and other documents as necessary to verify Executive and Buyer’s compliance with this Section 4.  Executive shall and shall cause Buyer to reasonably cooperate with any such audit.  If any audit under this Section 4.6 reveals an under-payment of any amount(s) due under this Section 4, then Executive shall and shall cause Buyer to promptly pay to Company the shortfall amount(s) plus interest on the deficient amount(s) commencing as of the date such amount(s) should have been paid under this Section 4, at an annual rate equal to the then-prevailing Prime Rate as reported in the Wall Street Journal (or, if less, the maximum interest permitted by applicable law).  If any audit under this Section 4 reveals a shortfall greater than ten percent (10%) of the payment(s) audited, then Executive shall and shall cause Buyer to reimburse Company the reasonably incurred out-of-pocket costs incurred by Company and its Affiliates in connection with such audit, including the fees and expenses of any third-party retained to assist or conduct such audit.  Executive may dispute any audit results by prompt written notice to Company.  If the parties fail to resolve any such dispute within thirty (30) days of the date of Executive’s dispute notice, then any party may initiate dispute resolution proceedings in accordance with Section 5.14 of this Amendment.

5.	Miscellaneous.

5.1.

Defined Terms.  Capitalized terms used but not defined in this Amendment shall have the meanings given in the Agreement.  Headings in this Amendment are for convenient reference and shall not be used to interpret or construe any provision of this Amendment.

5.2.

Further Assurances. Each of the parties to this Amendment shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Amendment and give effect to the transactions contemplated by this Amendment.

5.3.	Releases. At the Resignation Time, Executive, Company, Parent and Sole Member shall execute and deliver the mutual release agreement attached as Exhibit C.

5.4.

Confidentiality.  Each party agrees not to disclose any of the negotiations of, terms of, or amounts paid under this Amendment to any third party; provided that no party will be prohibited from making disclosures to professional advisors as necessary to obtain their advice or as may be required by applicable law, including as required by applicable securities law.  Executive may disclose the terms of this Amendment to the extent necessary to confirm to Executive’s potential employers and employees Executive’s rights and obligations regarding employment matters.  Except as required by applicable law, no party may issue or release any announcement, statement, press release, or other publicity relating to this Amendment except those public announcements that are mutually agreed to by Executive and Parent.

5.5.

Non-disparagement.  Parent shall not and shall cause its Affiliates not to make, publish, or communicate to any third party or in any public forum any disparaging remarks, comments, or statements concerning Executive, and Executive shall not and shall cause Buyer not to, make, publish, or communicate to any third party or in any public forum any disparaging remarks, comments, or statements concerning Parent or its present or future Affiliates or any of their respective present or future employees, officers, or directors.  This Section 5.5 does not in any way restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or from cooperating with any government investigation or court order or from making a good-faith, truthful report to any government agency with oversight responsibility for Parent, Sole Member or Company.

5.6.

Equitable Relief.    Notwithstanding any limitation on remedies contained in the Agreement, each party acknowledges and agrees that (i) a breach or threatened breach by such party of any of its obligations under this Amendment would give rise to irreparable harm to the other party or its Affiliates for which monetary damages would not be an adequate remedy and (ii) if a breach or a threatened breach by such party of any such obligations occurs, the other party hereto will, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a federal or state court of competent jurisdiction in Maryland.

5.7.

Provision of Data.  Executive shall use commercially reasonable, good faith efforts to deliver to Parent prior to the Effective Time the following information for all periods on and after January 1, 2011: (i) the name and contact information of each client, trustee, and attorney who Engaged or referred a potential Engagement to Company, (ii) the project name assigned to each Engagement (whether or not the Engagement was completed and whether or not the related transaction was completed or closed), the corresponding transaction type, transaction price or value, date of completion or closing, the name of the buyer or other transaction parties, and the corresponding fee paid to Company, and (iii) all mailing lists (including email, contact and other relevant data) used and/or maintained by Company.      To the extent that any of the foregoing is an Asset (Exhibit A), Parent and its present and future Affiliates shall be entitled to use and authorize others to use such information in connection with the operation and disposition of their respective businesses as though they were the owners of such information.

5.8.

Access to Records.  In order to facilitate Parent’s tax, accounting, SEC, and other legal obligations, for a period of ten (10) years after the Effective Time, Executive shall and shall cause Buyer to: (i) retain the books and records included in the Assets (Exhibit A) and related to periods prior to the Effective Time in a manner reasonably consistent with the prior practices of Company; and (ii) upon reasonable notice, afford the representatives of Parent reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records.

5.9.

Expenses. Except as otherwise expressly provided in this Amendment, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Amendment and the transactions contemplated by this Amendment shall be paid by the party incurring such costs and expenses.

5.10.

No Third-Party Beneficiaries. Parent and Sole Member and Executive are beneficiaries of the Agreement and this Amendment and are entitled to enforce the Agreement and this Amendment.  Otherwise, this Amendment is for the sole benefit of Company and Executive and their respective successors and permitted assigns.  Except as provided in the preceding sentence, nothing in this Amendment, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

5.11.

Integration.  The Agreement continues in full force and effect, as amended by this Amendment.  The Agreement and this Amendment constitute the sole and entire agreement of the parties with respect to the subject matter of the Agreement and this Amendment, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter. In the event of any inconsistency between the Agreement and this Amendment, this Amendment shall control.  No party have relied on any statement, representation, warranty, or agreement of any other party or of any other person, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties, or agreements expressly contained in the Agreement and this Amendment.

5.12.

Counterparts.  This Amendment may be executed in counterparts.  A signed copy of this Amendment delivered by e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

5.13.

Governing Law.  Notwithstanding Section 10(e) of the Agreement, the Agreement and this Amendment and all matters arising out of or relating to the Agreement or this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.14.

Venue.  Notwithstanding Section 10(e) of the Agreement, any legal suit, action, or proceeding arising out of or based upon/relating to the Agreement or this Amendment or the transactions contemplated thereby or hereby shall be instituted solely and exclusively in the federal courts of the United States of America situated in Maryland or the state courts of Maryland, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

[signature page follows.]

Company and Executive hereby execute this Amendment as of the Effective Date.

COMPANY:	EXECUTIVE:

Equity Partners HG LLC

By: /s/ James Sklar	/s/ Kenneth W. Mann
Title: EVP, General Counsel	Kenneth Mann

Heritage Global LLC and Heritage Global Inc. hereby agree to be bound by this Amendment.

SOLE MEMBER:

Heritage Global LLC

By: /s/ James Sklar
Title: EVP, General Counsel

Heritage Global Inc. hereby agrees to be bound by Section 5.3 of this Amendment.

PARENT:

Heritage Global Inc.

By: /s/ James Sklar
Title: EVP, General Counsel